Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 811-22635 under the Investment Company Act of 1940, as amended, on Form N-2 of our report dated May 23, 2018, relating to the consolidated financial statements and consolidated financial highlights of Blackstone Alternative Alpha Master Fund and Subsidiary appearing in the Annual Report on Form N-CSR the Fund for the year ended March 31, 2018. We also consent to the reference to us under the headings “Financial Statement” in such Registration Statement.

/s/ Deloitte and Touche LLP

New York, New York

July 27, 2018